Form N-18F-1

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549





                           Blue and White Funds Trust
                            Exact Name of Registrant



                            NOTIFICATION OF ELECTION


     The undersigned registered open-end investment company hereby notifies the Securities and Exchange Commission that it elects to commit itself to pay in cash all redemptions by a shareholder of record as provided by Rule 18f-1 under the Investment Company Act of 1940. It is understood that this election is irrevocable while such Rule is in effect unless the Commission by order upon application permits the withdrawal of this Notification of Election.


                                    SIGNATURE

     Pursuant to the requirements of Rule 18f-1 under the Investment Company Act of 1940, the registrant has caused this notification of election to be duly executed on its behalf in the city of Los Angeles and the state of California on the 24th day of September, 2002.

                                Signature Blue and White Funds Trust
                                          ----------------------------------
                                            (Name of Registrant)


                                By: /s/ Rami Rahimi
                                    ----------------------------------------
                                        Rami Rahimi
                                        (Name of director, trustee or officer
                                        signing on behalf of Registrant)

                                        President
                                        ----------------------------------------
                                          (Title)


                               By: /s/ Shlomo Eplboim
                                  ----------------------------------------
                                       Shlomo Eplboim
                                       Chairman


Attest: /s/ Elaine Richards
        ---------------------------
          Elaine Richards


         Assistant Secretary
        ----------------------------
          (Title)